STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) made and entered into as of August 31, 2007, between the China Water & Drinks, Inc., a Nevada corporation located at 18th Floor, Development Centre Building, RenMinNan Road, Shenzen, People’s Republic of China 518001 (the “Buyer”) and Cai Yingren and Wu Wen, each an individual resident of China (collectively referred to herein as the “Sellers”). The address of Cai Yingren is 2/F., 142 Yue Xiu Zhong Road, Yue Xiu District, Guangzhou, P.R.C, and the address of Wu Wen is 10 Cheng Bo Street, Dian Bai Ju Shui Dong Zhen, Guangzhou, P.R.C.

This Agreement sets forth the terms and conditions upon which Sellers are selling to the Buyer and the Buyer is purchasing from the Sellers the shares listed on the signature page of this Agreement (hereinafter referred to as the "Shares") of common stock of Hutton Holdings Corporation (the “Company”) in a private stock sale transaction.  The Sellers acquired the shares of the Company in a Share Exchange Agreement executed between the Company, the Sellers and China Valley Development Limited, a British Virgin Islands company (“CVDL”) whereby the Company acquired a 100% ownership interest in CVDL (the “Transaction”).

In consideration of the mutual agreements contained herein, the parties hereby agree as follows:

I. SALE OF THE SHARES.

1.01

Shares being Sold. Subject to the terms and conditions of this Agreement, the Sellers are selling the Shares to the Buyer.

1.02

Consideration.

(a)

Purchase Price. “The Purchase Price” of the Shares shall be the amounts listed on the signature page of this Agreement.

1.03

Settlement Funds. The Buyer will transfer the Purchase Price in immediately available funds payable to Sellers according to the instructions provided to Buyer by the Sellers at the Closing.

1.04

Closing. The Closing of the transactions shall take place on August 31, 2007, or at such other date and time as the parties may mutually agree in writing.

1.05

Delivery by the Seller. At the Closing, the Sellers shall deliver to Buyer a certificate representing the Shares together with a duly executed stock power and instruct the transfer agent to deliver (i) to Buyer a certificate representing the Shares and (ii) to each Seller a certificate representing any shares retained.

II. REPRESENTATIONS AND WARRANTIES OF SELLER.

Each Seller hereby represents and warrants as follows:

2.01

Organization, Capitalization, etc.

(a)

The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and is qualified in no other state.

(b)

Each share of preferred stock is convertible into five (5) shares of the

Company’s common stock, par value $.001 per share. The shares of the Company’s preferred stock shall be converted into shares of the common stock on the second trading day following the effectiveness of an amendment to the Company’s Articles of Incorporation increasing the number of authorized shares of common stock of the Company from 50,000,000 to 150,000,000 shares.

(c)

Seller is the sole beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the Shares, has good and marketable title to all the Shares, and there exists no liens, claims, options, proxies, voting agreements, charges or encumbrances of whatever nature (“Liens”) affecting the Shares.

(d)

Upon transfer to the Buyer by the Seller of all or any of the Shares, the Buyer will have good and marketable title to the Shares so transferred free and clear of all Liens;

(e)

Seller does not have outstanding any option, warrant or other right to acquire, directly or indirectly,  any securities of the Buyer which are or may by their terms become entitled to vote or any securities which are convertible or exchangeable into or exercisable for any securities of the Buyer which are or may by their terms become entitled to vote, and the Seller is not subject to any offer, contract, arrangement, understanding or relationship (whether or not legally enforceable) which allows or obligates the Seller to vote or acquire any securities of the Buyer;

(f)

Prior to any filing of an increase in the authorized shares of stock in the Company, Seller and Company shall obtain all necessary shareholder consents and approvals, including, if necessary, the completion of a mailing of an information statement meeting the requirements of Section 14C of the Exchange Act.

2.02

Authority; No Violation. The execution and delivery of this Agreement by the Company and by the Seller, and the consummation by them of the transactions contemplated hereby have been duly authorized. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of the Certificate of Incorporation or bylaws of the Company, or of any contract, commitment, indenture, other agreement or restriction of any kind or character to which the Company or Seller is a party or by which the Company or the Seller is bound.  Neither the execution and delivery of this Agreement nor the performance by the Seller of its obligations hereunder will violate any provision of law applicable to the Seller or require any consent or approval of, or filing with or notice to any public body or authority under any provision of law applicable to the Seller other than notices or filings pursuant to the federal securities laws.

2.03

Absence of Certain Changes. Since the date of the filing of the Company’s last periodic report with the Securities and Exchange Commission, the Company has not and as of the Closing will have not:

(a)

Suffered any material adverse change in financial condition, assets, liabilities, business, or prospects;

(b)

Incurred any additional obligations or liabilities (whether absolute, accrued, contingent, or otherwise) which it either has not previously satisfied or will not satisfy at or before Closing;

(c)

Paid any claim or discharged or satisfied any lien or encumbrance or paid or satisfied any liability (whether absolute, accrued, contingent, or otherwise);

(d)

Declared, paid, or set aside for payment to its stockholders any dividend or other distribution in respect of its capital stock or redeemed or purchased or otherwise acquired any of its capital stock or any options relating thereto or agreed to take any such action; or

(e)

Made any material change in any method of accounting or accounting practice.

2.04

Delivery of Audited Financial Statements.  Either the Company or Sellers shall deliver to the

Buyer audited financial statements of CVDL within seventy five (75) days of the execution of this Agreement.

2.05     Disclosure. No representation or warranty by the Seller contained in this Agreement, and no statement contained in any instrument, list, certificate, or writing furnished to the Buyer pursuant to the provisions hereof or in connection with the transaction contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or necessary in order to provide a prospective Buyer of the business of the Company with proper information as to the Company and its affairs.

III. REPRESENTATIONS AND WARRANTIES BY BUYER.

Buyer hereby represents and warrant as follows:

3.01

Authority; No Violation. The execution and delivery of this Agreement by the Buyer and the consummation of the transactions contemplated hereby by Buyer has been duly authorized. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which any of the individual Buyer is a party or by which any of the individual Buyer is bound.

3.02

Representations Regarding the Acquisition of the Shares.

(a)

The Buyer understands the speculative nature and the risks of investments associated with the Company and confirm that they are able to bear the risk of the investment, and that there may not be any public market for the Shares purchased herein;

(b)

Neither the Company nor the Sellers are under an obligation to register or seek an exemption under any federal and/or state securities acts for any sale or transfer of the Shares by the Buyer, and Buyer is solely responsible for determining the status, in its hands, of the shares acquired in the transaction and the availability, if required, of exemptions from registration for purposes of sale or transfer of the Shares;

(c)

The Buyer has had the opportunity to ask questions of the Company and the Sellers and receive additional information from the Company to the extent that the Company possessed such information, or could acquire it without unreasonable effort or expense necessary to evaluate the merits and risks of any investment in the Company. Further, the Buyer has been given: (1) all material books and records of the Company; (2) all material contracts and documents relating to the proposed transaction; (3) all filings made with the SEC; and, (4) an opportunity to question the appropriate executive officers of the Company and Sellers.

(d)

The Buyer has sufficient knowledge and experience in financial and business matters, and is sufficiently familiar with investments of the type represented by the Shares, including familiarity with previous private and public purchases of speculative and restricted securities, that it is capable of evaluating the merits and risks associated with purchase of the Shares; and

(e)

In evaluating the merits of the purchase of the Shares, Buyer has relied solely on his, her or its own investigation concerning the Company and has not relied upon any representations provided by the Company or by the Sellers.

(f)

The Buyer understands that it is acquiring the shares from one or more affiliates of the Company, and will therefore receive restricted stock in the Company.  Buyer will comply with all restrictions and securities laws including the Securities Act of 1933 and the Securities Act of 1934, as amended.  Buyer acknowledges that the Shares have not been registered under the Securities Act of 1933 (“1933 Act”) or under the securities laws of any state and, therefore, the Shares cannot be resold unless they are subsequently registered under said laws or exemptions from such registrations are available. Furthermore, the transferability of the Shares is restricted and that a legend will be placed on any certificate representing the securities.

(g)

The Buyer is duly organized and validly existing and in good standing under the laws of the State of Florida, has the requisite corporate power and authority to execute, deliver and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement;

 IV. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.

4.01

Survival of Representations. All representations, warranties, and agreements made by any party in this Agreement or pursuant hereto shall survive the execution and delivery hereof and any investigation at any time made by or on behalf of any party.

4.02

Survival. The representations, warranties and covenants made by the parties in this Agreement and in any other certificates and documents delivered in connection herewith shall survive the Closing and shall apply until the first anniversary of the Closing Date.

V. ADDITIONAL CONDITIONS TO CLOSING

5.01

Obligation of Buyer to Close. The Buyer shall not be obligated to close this transaction unless and until the Transaction between the Company, the Sellers and CVDL has closed.

5.02

No Managerial Control.  It is not contemplated in this Agreement that the Buyer will have any managerial rights in or control of the Company or CVDL.  No directors, officers or other Company management shall be appointed from the Buyer.  Furthermore, Buyer will not participate in the day-to-day operations of the Company.

VI. MISCELLANEOUS

6.01

Expenses. Each of the parties shall bear its own expenses incurred in conjunction with the Closing hereunder.

6.02

Further Assurances. From time to time, at the request of the Buyer and without further consideration, the Sellers shall execute and transfer such documents and take such action as the Buyer may reasonably request in order to effectively consummate the transactions herein contemplated.

6.03

Parties in Interest. All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the heirs, beneficiaries, representatives, successors, and assigns of the parties hereto.

6.04

Prior Agreements; Amendments. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns.

6.05

Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

6.06

Confidentiality. Each party hereby agrees that all information provided by the other party and identified as "confidential" will be treated as such, and the receiving party shall not make any use of such information other than with respect to this Agreement. If the Agreement shall be terminated, each party shall return to the other all such confidential information in their possession, or will certify to the other party that all of such confidential information that has not been returned has been destroyed.

6.07

Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) to the parties at their address specified on the signature page hereto, with a copy sent as indicated on the signature page.

6.08

Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.09

Applicable Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Nevada.

[Remainder of page intentionally left blank; signature page to follow.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Buyer, the Seller and the Company on the date first above written.

BUYER: CHINA WATER & DRINKS, INC. /s/ Chen Xing Hua_______________ Chen Xing Hua, CEO

SELLERS:

/s/ Cai Yingren__________________

Cai Yingren

Number of common shares being sold: 7,150,000

Number of preferred shares being sold: 3,250,000

Purchase price for common shares: $5,850,000.00

Restricted shares of CWDK common stock issued to Cai Yingren: 1,386,666

/s/ Wu Wen______________________

Wu Wen

Number of common shares being sold: 3,850,000

Number of preferred shares being sold: 1,750,000

Purchase price to be paid by CWDK: $3,150,000.00

Restricted shares of CWDK common stock issued to Wu Wen: 746,667